                                                                                     February 1, 2007

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Attention:	Jim Rosenberg Ibolya Ignat Mary Mast
Re:	Forest Laboratories, Inc. Form 10-K for Fiscal Year Ended March 31, 2006 Filed on June 14, 2006 File No. 001-05438

Ladies and Gentlemen:

Thank you for your time this afternoon. Your guidance addressed our questions and will be helpful in framing our response to your letter dated January 18, 2007.

We are in the process of drafting our response and expect to provide it to you by Wednesday, February 14, 2007.

                                                                 Very truly yours,

                                                                 FOREST LABORATORIES, INC.

                                                                 By:_____________________________

                                                                      Francis I. Perier, Jr.
                                                                      Senior Vice President - Finance and
                                                                      Chief Financial Officer
                                                                      Phone:       212-224-6647
                                                                      Facsimile:  212-224-6740